AMENDMENT TO LOAN AGREEMENT ("Amendment")

     WHEREAS, CEDAR FAIR, L.P. ("Borrower"), SOCIETY NATIONAL
BANK, NBD BANK, N.A. and NATIONAL CITY BANK (collectively, the
"Banks"), and SOCIETY NATIONAL BANK, as agent for the Bank
("Agent") are parties to a certain Credit Agreement dated October
6, 1994 (the "Loan Agreement"); and

     WHEREAS, Borrower, Banks and Agent have agreed to amend the Loan Agreement.

     NOW, THEREFORE, for valuable consideration received to their satisfaction, Borrower and Bank mutually agree as follows:

     1. Sections 11.14 and 11.17 of the Loan Agreement are hereby amended by deleting them in their entirety and substituting the following in place thereof:

          "11.14. NET WORTH. Borrower will not suffer or permit the Consolidated Net Worth of Borrower and its Subsidiaries to fall below $75,000,000 at any time.

          11.17. FUNDED INDEBTEDNESS TO TANGIBLE NET WORTH RATIO. At June 30 and December 31 of each year, Borrower will not suffer or permit the ratio of its average (for that date and the last day of each of the 11 previous fiscal months) consolidated Funded Indebtedness to average (for that date and the last day of each of the 11 previous fiscal months) Consolidated Net Worth to exceed 1.15 to 1.00."

     2. Section 17 of the Loan Agreement is hereby amended by deleting the definition of "Commitment Period" in its entirety and substituting the following in place thereof:

          "'Commitment Period' shall mean the period from the date hereof through April 30, 1999, as such date may be extended pursuant to Subsection 3.4 hereof:"

     3. The provisions of this Amendment shall be effective on April 30, 1996.

     4.  Except as amended hereby, all provisions of the Loan
Agreement are ratified and confirmed and shall remain in full force and effect.



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     5.  Borrower hereby represents and warrants to Banks and
Agent that (a) Borrower has the legal power and authority to execute and deliver this Amendment; (b) the officials executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof;
(c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provisions of or constitute a default under any other agreement, instrument or document binding upon or enforceable against Borrower; and (d) this Amendment constitutes a valid and binding obligation upon Borrower in every respect.

     6. In consideration of this Amendment, Borrower hereby releases and discharges the Banks and Agent and their shareholders, directors, officers, employees, attorneys, affiliates and subsidiaries from any and all claims, demands, liability, and causes of action whatsoever, now known or unknown, arising out of or in any way related to the extension or administration of the Loan, the Loan Agreement or any mortgage or security interest related thereto.

     7. This Amendment shall be construed in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws.

     IN WITNESS WHEREOF, Borrower, Banks and Agent have caused this Amendment to be executed by their duly authorized officers on April 19, 1996.

CEDAR FAIR, L.P

By:  Cedar Fair Management Company,          NBD BANK, N.A.
       Managing General Partner

   By:     Thomas W. Salamone            By:        Paul DeMelo
   Title:       Treasurer                Title:   Vice President


SOCIETY NATIONAL BANK, individually          NATIONAL CITY BANK
and as Agent

   By:       Richard A. Pohle              By:       Terri Cable
   Title:     Vice President               Title:  Vice President